                                                                   Exhibit 10.36

                         EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated _____ ___, 2003 by and between American Physicians Assurance Corporation, a Michigan corporation having a principal place of business in East Lansing, Michigan, its successors, assigns, affiliates, and related companies (the "Company") and ________________ (the "Executive").

WHEREAS, the Executive currently serves as the ________________ of American Physicians Assurance Corporation;

WHEREAS, the Company desires to obtain the Executive's agreement to continue to serve as __________ __________________________of American Physicians Assurance Corporation, and to obtain certain restrictions on the Executive's potential competition with the Company during the term of the Executive's employment and when and if Executive's employment with the Company terminates; and

WHEREAS, the Company desires to employ the Executive in accordance with the terms and conditions of this Agreement and Executive desires to be so employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises and other valuable consideration, contained herein, the parties hereto hereby agree as follows:

1.       EMPLOYMENT.

         The Company employs the Executive to render services as _____________________ of American Physicians Assurance Corporation, the Executive accepts such employment, in accordance with the terms, and conditions hereinafter set forth. This Agreement supersedes and replaces in its entirety any prior or contemporaneous employment agreements or understandings between the Company, its present or former affiliates or subsidiaries, and the Executive.

2.       PLACE OF EMPLOYMENT.

         The Executive shall be located, and shall render such services (subject to necessary and appropriate business related travel), at the Company's office in East Lansing, Michigan. The Company may relocate Executive, subject to Executive's rights under Section 6(d) involuntary termination and Section 6(e) following a Change in Control.

3.       TERM.

         The term of the Executive's employment with the Company shall be for a period commencing on date signed and continue, unless terminated sooner under Section 6, for a period of one (1) year. Thereafter, the term shall automatically be extended for one (1) additional day for each successive day of the Executive's employment with the Company unless replaced, or unless terminated in accordance with Section 6, below.

4.       DUTIES AND RESPONSIBILITIES.

         (a) At the commencement of this Agreement, the Executive is employed by the Company in the position of ________________________ of American Physicians Assurance Corporation. As such, the Executive shall have duties and such authorities as are consistent with such position subject to the

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                                                                   Exhibit 10.36

                  direction of the_________________________________________. The
                  Company may change or amend the duties of the Executive from time to time to other duties or positions at a comparable level. References in this Agreement to the "Board" shall be understood as references to the ACAP Board.

         (b) The Executive will devote exclusively his or her best efforts and full working time to the performance of the duties of the Executive's position and will not engage in any other employment during the term of this agreement except that with the prior approval of the Board the Executive may serve as a compensated member of the board of directors of other, "for profit" unaffiliated corporations.

5.       COMPENSATION, INCENTIVE COMPENSATION & BENEFITS.

         In consideration for the services of the Executive to be performed hereunder, the Company shall compensate the Executive as follows:

         (a) ANNUAL BASE SALARY. The Company shall pay to the Executive a minimum annual base salary of $___________, payable (less applicable taxes) in accordance with Company normal payroll practices. Under no circumstances shall the Executive's base salary be reduced during the term of this Agreement. The Executive's base salary shall be periodically reviewed by the Compensation Committee of the ACAP Board and may be increased as deemed warranted by the Compensation Committee.

         (b) INCENTIVE COMPENSATION. The Executive will be eligible to participate in any short-term incentive plan adopted for senior executive staff. The Executive will also be eligible to participate in long-term incentive plans available to other senior executive employees.

         (c) DISABILITY INSURANCE. During employment, the Company shall maintain, at its expense, an individual long-term disability insurance policy ("Policy") for the Executive providing the Executive with benefits in the event of a disability as such term is defined in the Policy (a "Disability"), provided the Executive satisfies the eligibility requirements for coverage under the disability insurance Policy which the Company has chosen for its executive staff.

         (d) PAID TIME OFF. The Executive shall be entitled to not less than 4 weeks of vacation and 10 days of occasional sick days during each calendar year.

         (e) OTHER EMPLOYMENT BENEFITS. During employment, the Executive shall have the opportunity to participate in and shall be entitled to receive benefits in accordance with, the provisions of any health, life insurance, disability, deferred compensation, profit sharing or other employee benefit plan or plans adopted, or to be adopted, by the Company and which are generally applicable to other similarly situated senior executive employees of the Company.

         (f) BUSINESS EXPENSES. The Company shall pay or reimburse the Executive promptly, upon presentation of appropriate vouchers, for all necessary business travel and entertainment expenses reasonably incurred by the Executive in connection with Company? business in accordance with Company policy.

6.       TERMINATION.

         Subject to the terms and conditions of this Agreement, the Company or the Executive may terminate the Executive's employment as provided below, and such termination shall not be deemed a breach of this Agreement.

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                                                                   Exhibit 10.36

         (a) DEATH OR DISABILITY. The Executive's employment shall terminate upon the Executives' death or Disability. Disability is defined as meeting the requirements for benefits under the long-term Disability Insurance Policy provided by the Company for the Executive. If the Executive qualifies or may qualify for disability benefits under the Policy, Executive agrees to apply for such benefits in a timely basis and submit any necessary medical and other information. If the Executive is not covered by the Policy or is not entitled to disability benefits under the Policy, the Company may determine that the Executive is disabled and terminate the Executive's employment by treating it as an Involuntary Termination under Section 6(d) of this Agreement.

         (b) CAUSE. The Company may terminate the Executive's employment under this Agreement for Cause. The Executive shall be given written notice of termination, specifying with particularity the basis for termination; and the Executive shall not in such case have to be given an opportunity to cure the basis for such Cause. For the purposes of this Agreement, the Company shall have Cause upon: (A) the commission by the Executive of dishonesty, or for intentional commission of a wrongful or illegal act, (B) or for the willful and continued breach of this Agreement, or failure to perform the duties of the Executive's position in a competent and conscientious manner (other than as a result of incapacity due to physical or mental injury or illness). (C) The failure of the Executive to comply with the policies or procedures of the Company.

         (c) VOLUNTARY RESIGNATION. The Executive may terminate his or her employment for any reason whatsoever.

         (d) INVOLUNTARY TERMINATION. The Company may terminate the Executive's employment at any time for any reason or no reason. A termination under Section 6(a), (b) or (e) will not be considered an Involuntary Termination. For the purpose of this Agreement, Involuntary Termination includes, but is not limited to, the termination of this agreement by the Company, a permanent relocation of the Executive's duties that would require the Executive to commute a distance of more than 90 miles further from the Executive's principal place of employment (the Executive shall have 60 days from the notification date of relocation to accept or decline continued employment), the resignation of Executive within 60 days after an act by the Company which materially reduces the Executive's duties and responsibilities. The Executive's duties and responsibilities shall not be deemed materially reduced solely by virtue of a change in reporting relationship between the Executive and the Company.

         (e) CHANGE IN CONTROL. At anytime within one (1) year following the date in which a Change in Control shall have occurred, the Board may terminate the Executive's employment for any reason whatsoever, or the Executive may terminate his Term of employment for Qualifying Reasons as set forth below.

                  For purposes of this Agreement, a Change in Control means any one of the following events:

                  (1) The sale by American Physicians Capital, Inc. ("ACAP") of all or substantially all of its assets to a single purchaser or group of associated purchasers;

                  (2) The sale, exchange or other disposition of ACAP, in one transaction to any entity or entities not affiliated with ACAP, of more than fifty percent (50%) of the outstanding common stock of ACAP other than by a sale, exchange, or disposition of the common stock of ACAP resulting from a public or private offering of common stock of which offering is sponsored or initiated by ACAP and approved by its Board;

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                                                                   Exhibit 10.36

                  (3) The merger or consolidation of ACAP in a transaction in which the stockholders of ACAP receive less than fifty percent (50%) of the outstanding voting stock of the new or continuing entity;

                  (4) A change of more than 50% of the directors of the ACAP Board within any 24-month period; except that, a new director elected pursuant to nomination by a majority of the Continuing Directors (as defined below) will not be considered a change of a director for this purpose.

                  At any time within one (1) year following the date on which a Change in Control shall have occurred, the Executive shall have the right to terminate the Executive's employment upon written notice to the Company within sixty (60) days following the occurrence of one or more of the following Qualifying Reasons. For the purposes of this Agreement Qualifying Reason shall mean:

                  (1) The position or responsibilities of the Executive are significantly reduced (including, without limitation, the elimination of such position, a substantial reduction in the size of the Company or other substantial change in the character or scope of the Company's operations), or the Executive is assigned without his or her written consent to any duties which in scope are not comparable with his or her position with the Company immediately prior to such assignment, or the status and stature of those with whom the Executive is asked to work is significantly reduced from the Executive's position immediately preceding the Change in Control;

                  (2) The Company reduces the Executive's then current annual base salary, contrary to Section 5(a), above;

                  (3) The annual incentive compensation opportunity provided to the Executive is eliminated or significantly reduced, the Executive's participation level is reduced or the manner of assessing actual performance is changed in a manner that results in the Executive earning significantly less annual incentive compensation for a given period than he or she would have for the same period absent such change, except if such reduction occurs prior to a Change in Control and is part of an across-the-board reduction in such benefits applicable to all senior level executives of the Company;

                  (4) The Executive's aggregate level of benefits under the Company's benefit plans is significantly reduced, except if such reduction occurs prior to a Change in Control and is part of an across-the-board reduction in such benefits applicable to all senior level executives of the Company;

                  (5) The Company fails to provide the Executive with benefits and perquisites which are substantially equivalent in the aggregate to those to which the Executive is entitled under the Company's benefit plans in which the Executive was participating immediately prior to the Change in Control, or fails to provide the Executive with directors' or officers' insurance, as applicable, at least at the level maintained immediately prior to the Change in Control;

                  (6) The Company permanently changes the geographic location of the performance of the Executive duties that requires the Executive to commute a distance more than 40 miles further from the Executive's principal place of employment existing at the time of the Change in Control;

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                                                                   Exhibit 10.36

                  (7) The Company fails to pay the Executive any amount otherwise vested and due hereunder or under any plan or policy of the Company, or fails to comply with any other provision of or perform any of its other obligations under this Agreement.

         (f) NOTICE OF TERMINATION. Any termination by the Company of the Executive's employment pursuant to Section 6(b), (d) or (e) must, in order to be effective, be preceded by a written notice to the Executive ("Notice of Termination") indicating the specific provision of this Agreement relied upon, and for any termination under Section 6(b) setting forth in reasonable detail the facts and circumstances supporting the termination under the provision so indicated, and the Date of Termination. Any termination by the Executive of his active employment pursuant to Section 6(e) must, in order to be effective, be preceded by a written notice to the Company indicating the specific provision of Section 6(e) relied upon and setting forth in reasonable detail the facts and circumstances supporting the termination under the provision so indicated and the Date of Termination. After receipt of such notice, the Company shall have ten (10) business days to reasonably remedy the event described therein, upon which such event shall no longer constitute "Qualifying Reason" for purposes of this Agreement.

         (g) DATE OF TERMINATION. "Date of Termination" shall mean (A) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death, or by reason of the Executive's Disability, the date the conditions to constitute a Disability have occurred, or if upon expiration of the Term, the last day of the Term, (B) if the Executive's employment is terminated by the Company pursuant to Section 6(b), 6(d) or 6(e), the date specified in the Notice of Termination, and (C) if the Executive's employment is terminated by Executive pursuant to Section 6(c) or 6(e) the date which is ten (10) business days after the date of receipt of the Executive's notice of intention to terminate or such other date as may be agreed by the Executive and the Board.

7.       COMPENSATION AND BENEFITS UPON TERMINATION.

         (a) DEATH OR DISABILITY. In the event of the Executive's termination due to the Executive's death or Disability while actively employed, the Company shall pay or provide to the Executive or the Executive's named beneficiary (in the event of the Executive's death):

                     i Annual Base Salary - The Executive's earned but unpaid base salary through the Date of Termination;

                     ii Bonus - A prorated portion of the Executive's annual bonus, if any, as determined by the Board based on the actual performance by the Company during its fiscal year of the Executive's death or Disability. Such determination and payment will be made at the same time that bonus consideration and payments, if any, for other senior executives for the same performance period are made; and

                     iii Benefits - The Executive shall be paid or be provided such other benefits for which the Executive is entitled under the terms of any employee benefit plan or program of the Company in which the Executive may be, or may have been, a participant including any earned but unpaid Paid Time Off through the Date of Termination.

         (b) CAUSE. In the event the Executive is terminated for Cause, the Executive shall receive only such benefits, if any, as may be provided to him under the terms of any employee benefit, incentive, option, stock award and other plans or programs of the Company in which he may be, or may have

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                                                                   Exhibit 10.36

         been, a participant and shall be paid any balance of the Executive's earned but unpaid Annual Base Salary and any Paid Time Off for the period through the Date of Termination.

(c) VOLUNTARY RESIGNATION. In the event the Executive voluntarily terminates his employment while actively employed, or breaches this agreement following termination, the Company shall pay or provide to the Executive only such benefits, if any, as may be provided to him under the terms of any employee benefit plans or programs of the Company in which the Executive may be, or may have been, a participant, and shall be paid any balance of the Executive's earned but unpaid Annual Base Salary and accrued but unpaid Paid Time Off through the Date of Termination.

(d) INVOLUNTARY TERMINATION. In the event the Executive's employment is involuntarily terminated by the Company under Section 6(d), the Company shall pay or provide to the Executive, subject to the Executive signing and delivering to the Company a release and separation agreement reasonably acceptable to the Company:

         i. Severance Pay - The Executive shall receive severance pay equal to 24 months of Executive's then current base salary, payable in regular installments on the Company's normal payroll dates over a 12 month period;

         ii. Bonus - The Executive shall receive one and one-half (1.5) times the greater of: the full year annual bonus at 100% target for the calendar year in which severance occurs, or the average of last 2 annual bonuses paid to the Executive. Such payment will be made at the same time that bonus consideration and payments for other senior executives for the same performance period are made;

         iii. Medical & Dental - The Executive shall upon finalization of the agreement and release, receive a lump-sum payment in the amount of eighteen (18) times the then current monthly premiums for the Executive's medical and dental insurance coverage. All other welfare and insurance benefits shall cease as of the Date of Termination; and

         iv. Benefit Payment - The Executive shall upon finalization of the agreement and release, receive a $4,000 payment to be applied toward the purchase of individual disability, life or any other insurances or coverages that terminated upon the Executive's Date of Termination; and

         v. Long-Term Incentive - The Executive shall continue to have rights associated with any vested benefits as of the Date of Termination. Following the Date of Termination, all non-vested stock or stock options or other long-term incentives are forfeited pursuant to and subject to the terms set forth in the incentive plans.

         vi. 401(k), Pension and Supplemental Benefits - The Executive shall be paid or be provided such other benefits for which the Executive is entitled under the terms of any employee benefit plan or program of the Company in which the Executive may be, or may have been, a participant including any earned but unpaid Paid Time Off through the Date of Termination.

(e) CHANGE IN CONTROL. If, at anytime within one (1) year following the date in which a Change in Control shall have occurred, the Company terminates the Executive's employment for any reason whatsoever (except in the case of commission of a felonious act); or the Executive terminates his Term of employment for Qualifying Reasons as set forth above, the Company shall pay or provide

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                                                                   Exhibit 10.36

                the following to the Executive, subject to the Executive signing a release and separation agreement reasonably acceptable to the
                Company:

                i. Severance Pay - The Executive shall receive a lump-sum severance payment equal to 24 months the Executive's then current base salary. Within 7 days of the Date of Termination, the Company shall submit to the Executive a release and separation agreement which is consistent with the terms of this Agreement. The severance payment under this subsection will be paid to Executive within 7 days after the release and separation agreement become final and binding; and

                ii. Bonus - The Executive shall receive one and one-half (1.5) times the greater of: the full year annual performance bonus at 100% target for the calendar year in which severance occurs, or the average of last 2 performance bonuses paid to the Executive. Such payment will be made within 7 days after the release and separation agreement become final and binding; and

                iii. Medical & Dental - The Executive shall, upon finalization of the agreement and release, receive a lump-sum payment in the amount of eighteen (18) times the then current monthly premiums for the Executive's medical and dental insurance. All other welfare and insurance benefits shall cease as of the Date of Termination; and

                iv. Benefit Payment - The Executive shall, upon finalization of the agreement and release, receive a lump-sum payment of $4,000 to be applied toward the purchase of individual disability, life or any other insurances or coverages that terminated upon the Executive's Date of Termination; and

                v. Long-Term Incentive - The Executive shall receive all awards made to the Executive under long-term incentive plans or programs, pursuant to and subject to the terms set forth in the incentive plans; and

                vi. 401(k) Pension and Supplemental Benefits - The Executive shall be paid or be provided such other benefits for which the Executive is entitled under the terms of any employee benefit plan or program of the Company in which the Executive may be, or may have been, a participant including any earned but unpaid Paid Time Off through the Date of Termination; and

                vii. The Company shall reimburse the Executive for reasonable attorney fees incurred by the Executive in connection with the enforcement of this Section 7(e).

8.       REDUCTION OF PAYMENTS.

         Notwithstanding any other provision of this Agreement or of any other agreement, understanding or compensation plan, the Company shall not pay, and the Executive shall not receive, any payment which, taking into account all payments, rights, and benefits whether or not under this Agreement, would be deemed to be an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, and the amount of payment hereunder shall be reduced to the extent necessary to ensure that the Executive receives no "parachute payment" in connection with such Change in Control if, as determined by the Company, the reduction would be beneficial to the Executive.


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                                                                   Exhibit 10.36

9.       SUCCESSORS AND ASSIGNS.

         This Agreement shall not be terminated by voluntary or involuntary dissolution of the Company or by the merger or consolidation where the Company is not the surviving or resulting corporation. This Agreement is binding upon and will be enforceable by the Company and by its successors and by the assignees of all or substantially all of its business, and by any other corporation into which the Company may be merged or consolidated. Upon assignment of this Agreement by Company, the provisions of this Agreement, including but not limited to the provisions of Section 12, will be enforceable by the company receiving the assignment.

10.      NON-ASSIGNABILITY BY EXECUTIVE.

         The obligations of the Executive hereunder may not be assigned or transferred by the Executive in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer.

11.      RELATED COMPANIES.

         Notwithstanding Section 9, above, the Company may assign the Executive to perform services for other companies that are under common ownership or control with the Company, and may assign this Agreement to other companies that are under common ownership or control with the Company. Such assignment may be made without the Executive's consent.

12. PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS; COMPANY BUSINESS ASSETS; NON COMPETE AND NON-SOLICITATION.

         (a) CONFIDENTIAL INFORMATION AND TRADE SECRETS. The Executive acknowledges that he or she will be working with or exposed to confidential information and trade secrets, which are the property of the Company and/or its affiliates. Such information includes, but is not limited to: client lists and information; medical data; financial data; sales data; marketing data; policyholder data; claims data; personnel information; business files; contracts; documents; business strategies; business opportunities; any and all information pertaining to potential or actual corporate acquisitions, mergers, consolidations, conversions, joint ventures, or other similar agreements; computer software, software codes, and software documentation, and other documents or information deemed confidential by the Company and so designated to the Executive. During and after employment with the Company, the Executive agrees not to share such information with any person outside of the Company, except upon prior written authorization from the Company following notice to and approval by its Board.

         (b) COMPANY BUSINESS ASSETS. The Parties agree that the business assets of the Company include information regarding Company clients, and relationships with Company clients, and confidential information and trade secrets of the Company, including those items listed in Section 12 (a) above. The Executive also agrees that the work product of the Executive produced in the course of employment with Company will be the property of Company and/or its affiliates. The Executive agrees that the Company and/or its affiliates shall own the copyright, patent, and other property rights in such work product, and that this work product will be work made for hire for copyright purposes. Upon termination of employment, the Executive shall deliver to the Company all work product, and all confidential information and trade secrets, including but not limited to the items listed in Section 12 (a), and the Executive shall not retain any copies. If there is any breach or threatened breach by the Executive of the provisions of this Section or Section 12 (a), the Company shall be entitled to injunctive relief against the Executive or those persons or entities with whom the Executive is then affiliated, and to reasonable damages, including reasonable attorneys' fees. Such

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                                                                   Exhibit 10.36

                  reasonable damages shall include at a minimum but not exclusively the amount of any benefit that the Executive would receive from disclosing or using the information.

         (c) NON-SOLICITATION. The Executive agrees that for a period of one (1) year after termination of employment with the Company, the Executive will not directly or indirectly solicit business from or sell any service or product to any clients of the Company or clients of any subsidiary or affiliate of the Company for any types of insurance or other services or products which are offered by or through the Company or its affiliates. Clients include current insureds and any persons or entity insured or serviced for a fee by the Company or its affiliates during the one-year period preceding termination of the Executive's employment. The Executive also expressly agrees that for a period of two (2) years after termination of employment with the Company, the Executive will not directly or indirectly induce, attempt to induce, or enable or support the inducement of any employee to depart from or cease employment with the Company or its affiliates, nor will the Executive interfere with or disrupt the Company's or its affiliates' relationships with other employees. If there is any breach or threatened breach of this Section, the Company and its affiliates shall be entitled to injunctive relief against the Executive or those persons or entities with whom the Executives is then affiliated, and reasonable damages, including reasonable attorneys' fees.

         (d) NON-COMPETE. Executive agrees that for a period of one (1) year after termination of employment, Executive will not directly or indirectly accept a position with or provide any managerial or executive services to any business entity which competes with Company or Company's affiliates in their core lines of business, including but not limited to professional liability insurance and worker's compensation insurance, in any states where Company or its affiliates are doing business in the United States at the time of termination. This non-compete provision applies to providing services to a competitor in any capacity, directly or indirectly, including as an employee, consultant, owner, partner, shareholder (other than a minority shareholder in a publicly traded corporation), and also applies to aiding or assisting any other person or entity in providing such services. Provided that, the Board or CEO of ACAP may give prior written consent to the Executive accepting a position which would otherwise be in violation of this non-compete provision. If there is any breach or threatened breach of this section, the Company and its affiliates shall be entitled to injunctive relief against the Executive and those entities with whom Executive is then affiliated, and reasonable damages, including reasonable attorneys' fees.

         (e) RETURN OF COMPANY PROPERTY. Immediately upon the termination of the Executive's employment with the Company and at any time upon the Company's request, the Executive shall deliver to the Company all the Company property in the Executive's possession, custody or control including notebooks, reports, manuals, programming data, listings and materials, engineering or patent drawings, patent applications, any other documents, files or materials which contain, mention or relate to Confidential Information, and all copies and summaries of such materials whether in written, mechanical, electromagnetic, analog, digital or any other format or medium.

         (f) CONSENT TO MODIFICATION BY THE COURTS. It is the express intention of the parties to this Agreement that, if it should appear that any of the terms or covenants of this section are in conflict with any rule of law or statutory provision of the State of Michigan or any other jurisdiction where this Agreement is being enforced, which conflict would ordinarily render such terms or covenants inoperative or null and void, the parties request that the Courts of such state modify any such term or covenant so that the intention of the parties hereto is carried out to as great a degree and extent as the Court deems reasonable in order to conform with any rule of law or statutory provision regarding restrictive covenants of the State of Michigan or of such other jurisdiction.

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                                                                   Exhibit 10.36

13.      ARBITRATION OF DISPUTES.

         The Executive and the Company agree that any controversy or claim arising out of or relating to this Agreement, the breach thereof, or the coverage of this arbitration provision shall be settled by arbitration, rather than by litigation, administered by the American Arbitration Association in accordance with the National Rules for the Resolution of Employment Disputes in effect on the date of delivery of demand for arbitration. The Executive waives the right to submit any discrimination claims or other employment-related claims in a court proceeding, and elects instead to submit any such claims to arbitration. This Agreement to resolve disputes through arbitration is not a waiver of any of the Executive's substantive rights or remedies under law, and the arbitrator shall have the authority to grant any remedy or relief that could be granted in a court proceeding. The arbitration of such issues, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court. The decision of the arbitrators shall be final and binding on the parties and their respective heirs, executors, administrators, successors and assignees. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party and the third arbitrator to be selected by the two arbitrators so chosen. The arbitration shall be conducted in Michigan or at such other location as agreed by the parties. All decisions and awards shall be made by a majority of the arbitrators. Each party shall pay the fees and expenses of that party's arbitrator and any representatives, witnesses and all other expenses related to the presentation of that party's case. The cost of the third arbitrator, the record or any transcripts, any administrative fees, and all other fees and costs shall be borne equally by the parties. The arbitrators shall have the authority to award reimbursement of reasonable attorneys' fees and other fees and expenses as part of the remedy, in accordance with applicable law.

         By agreeing to arbitration under this Section, the Company and the Executive understand that they are each waiving any right to a trial by jury and each party makes that waiver knowingly and voluntarily with full consideration of the ramifications of such waiver.

         Nothing contained herein shall be construed or interpreted to preclude the Company prior to, or pending the resolution of, any matter subject to arbitration from seeking injunctive relief in any court for any breach or threatened breach of any of the Executive's obligations in
         Section 12 hereof.

14.      RESOLUTION OF DISPUTES.

         The parties agree that this Agreement will be governed by and interpreted in accordance with the laws of the State of Michigan, without application of choice of law rules.

15.      RIGHT TO INJUNCTIVE AND OTHER RELIEF; CONSENT TO JURISDICTION.

         (a) The Executive acknowledges that the Company will suffer irreparable harm, not readily susceptible of valuation in monetary damages, if the Executive breaches any of his obligations in Section 12 of this Agreement. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief against any breach or prospective breach by the Executive of his obligations in Section 12 in any federal or state court of competent jurisdiction, and the Executive hereby submits to the jurisdiction of any such federal or state court in the State of Michigan for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief. Nothing herein

                                                                   Exhibit 10.36

                  shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive,

         (b) In addition to the rights set forth in subsection (a), above, if Executive breaches any of his obligations under Section 12 the Company shall be entitled to cease making further payments to the Executive pursuant to clauses (i) through (iv) of
                  Section 7 (d) or (e), as the case may be, as well as pursuant to clause (v) of Section 7 (d); and to terminate Executive's rights of participation under clause (v) of Section 7 (d) or
                  (e), as the case may be,

         (c) This section shall survive the termination of the Executive's Employment

16.      ENTIRE AGREEMENT.

         This written Agreement sets forth the entire Employment Agreement between the parties, and it supersedes all prior negotiations, employment interviews, communications, and understandings between the Parties whether written or oral. There are no other Employment Agreements between the Parties.

17. AMENDMENT. This Agreement may not be changed orally but only by a written agreement that expressly references this Agreement, signed by the Executive and the Company's Chief Executive Officer, and approved by its Board of Directors.

18.      SEVERABILITY.

         The various Sections of this Agreement are severable. If any Section or an identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Sections or identifiable parts thereof in this Agreement. The parties hereto agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement, to the extent required for the purposes of the validity and enforcement hereof.

19.      BENEFICIARIES.

         The Executive may select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Executive's death or disability, and may change such election by giving the Company written notice thereof. In the event of the Executive's death, Disability or a judicial determination of the Executive's incompetence, all references in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive's named beneficiary, estate or other legal representative.

20.      NOTICES.

         All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be sufficient if given by hand delivery or by addressing same to the other party as follows: (a) if to the Executive, to: the last known address of record with the Company, or (b) if to the Company, to: Attn:
         Secretary, American Physicians Assurance Corporation, 1301 North Hagadorn Road, East Lansing, MI 48826-1471; or at such other place as may be designated in writing by like notice. Any notice shall be deemed to have been delivered when addressed as required herein and deposited postage prepaid, in the United States Mail.

                                                                   Exhibit 10.36

21.      ACTION OF THE BOARD

         Any reference in this Agreement to the Board shall include the Board, the Compensation Committee thereof and any officers of the Company to which the Board or the Compensation Committee thereof has by resolution delegated any explicit authority or responsibilities with respect of this Agreement.

22.      TAX WITHHOLDINGS

         All payments to the Executive hereunder shall be subject to such withholding of federal, state and local income and excise taxes and to such employment taxes as may be reasonably determined by the Company to be required.

23.      SURVIVAL AND CONTINUATION OF AGREEMENT PROVISIONS.

         The termination of the Executive's employment for any reason whatsoever shall not operate to terminate this Agreement or otherwise adversely affect the respective continuing rights and obligations of the parties, including but not limited to, those under Sections 5(b), 7, 8, 9, 12, 13, 15 and 20 of this Agreement, all of which shall survive the effective date of such termination of employment in accordance with their respective terms.

EXECUTIVE                         AMERICAN PHYSICIANS ASSURANCE CORPORATION

___________________________       ______________________________________________
                                  President and Chief Executive Officer

                                                                   Exhibit 10.36

                              SUPPLEMENTAL SCHEDULE

         In 2003, the Company entered into new Executive Employment Agreements with six (6) officers. The Executive Employment Agreement with Thomas Chase is filed as Exhibit 10.32. Except as set forth below, the other five (5) Executive Employment Agreements are substantially similar in all material respects to the form of Executive Employment Agreement filed as Exhibit 10.36 and, therefore, the specific Executive Employment Agreements for the each of the officers listed below have been omitted.

  Officer       Title                       Salary      Subject to the Direction of     Date Signed
----------    -------------------------    --------   ------------------------------   -------------
R. Kevin      President and Chief          $350,000   President and Chief Executive    June 30, 2003
Clinton       Executive Officer                       Officer and the Board of
              (American Physicians)                   Directors of APCapital

Margo R.      Vice President of Human      $180,000   President and Chief Executive    June 10,2003
Runkle        Resources and Legal                     Officer and the Board of
              (APCapital)                             Directors of APCapital

Annette E.    Chief Operating Officer      $200,000   Chief Executive Officer of       July 28, 2003
Flood         (American Physicians)                   American Physicians, the
                                                      President and Chief Executive
                                                      Officer and the Board of
                                                      Directors of APCapital

Frank H.      Executive Vice President,    $300,000   President and Chief Executive    June 30, 2003
Freund        Treasurer and Chief                     Officer and the Board of
              Financial Officer                       Directors of APCapital
              (APCapital)

Laura A.      Vice President, Marketing    $170,000   Chief Executive Officer of       June 12, 2003
Kline         (American Physicians)                   American Physicians, the
                                                      President and Chief Executive
                                                      Officer and the Board of
                                                      Directors of APCapital